ENERGY TRANSFER PARTNERS
REPORTS SECOND QUARTER RESULTS
Dallas – August 3, 2016 – Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP” or the “Partnership”) today reported its financial results for the quarter ended June 30, 2016. Net income for the three months ended June 30, 2016 was $472 million, a decrease of $367 million compared to the three months ended June 30, 2015, primarily due to a $208 million impact from interest rate derivatives, a $118 million decrease in Adjusted EBITDA, and a $50 million impact from income taxes. Adjusted EBITDA for ETP for the three months ended June 30, 2016 totaled $1.37 billion, a decrease of $118 million compared to the three months ended June 30, 2015, primarily due to an $85 million impact from LIFO inventory accounting, a $72 million decrease from retail marketing primarily driven by the deconsolidation of those operations, and the absence of a $63 million realized gain from ETP’s midstream segment in the prior period. These Adjusted EBITDA impacts were partially offset by increased earnings from ETP’s liquids transportation and services and intrastate transportation and storage segments of $66 million and $32 million, respectively. Distributable Cash Flow attributable to the partners of ETP, as adjusted, for the three months ended June 30, 2016 totaled $774 million, a decrease of $183 million compared to the three months ended June 30, 2015, primarily due to the decrease in Adjusted EBITDA as well as the absence of a current income tax benefit in the prior period, partially offset by lower maintenance capital expenditures and lower interest expense.
In July 2016, ETP announced a quarterly distribution of $1.055 per unit ($4.22 annualized) on ETP Common Units for the quarter ended June 30, 2016.
ETP’s other recent key accomplishments include the following:

•
In light of ETP’s current common unit price and its resultant cost of capital, Energy Transfer Equity, L.P. (“ETE”) has agreed to a reduction in incentive distributions from ETP in the aggregate amount of $720 million over a period of seven quarters, beginning with the quarter ended June 30, 2016 through the quarter ending December 31, 2017.  The quarterly incentive distribution reduction for the quarter ended June 30, 2016 was $75 million, and incentive distribution reductions will increase each subsequent quarter, reaching $130 million for the quarter ending December 31, 2017. Through these incentive distribution reductions, ETE is providing support for ETP during its current major capital spending related to new projects. As these projects are completed, ETP is expected to receive significant cash flow from these projects which, in turn, is expected to facilitate cash distribution growth related to ETP’s common units as well as growth in future incentive distributions to ETE.

•
In August 2016, ETP, Sunoco Logistics Partners L.P. (“Sunoco Logistics”) and Phillips 66 announced the completion of the project-level financing of the Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline projects (collectively the “Bakken Pipeline”). The $2.50 billion facility is anticipated to provide substantially all of the remaining capital necessary to complete the projects.

•
In August 2016, ETP and Sunoco Logistics announced they have signed an agreement to sell 36.75% of the Bakken Pipeline project to MarEn Bakken Company LLC, an entity jointly owned by Enbridge Energy Partners, L.P. and Marathon Petroleum Corporation, for $2.00 billion in cash. The sale is expected to close in the third quarter of 2016, subject to certain closing conditions. ETP and Sunoco Logistics will receive $1.20 billion and $800 million in cash at closing, respectively, and will own a combined 38.25% of the Bakken Pipeline project.

•	As of June 30, 2016, ETP’s $3.75 billion credit facility had $1.13 billion of outstanding borrowings and its leverage ratio, as defined by the credit agreement, was 4.47x.
An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Thursday, August 4, 2016 to discuss the second quarter 2016 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s website for a limited time.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of pipelines, terminalling and acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and Sunoco LP (NYSE:SUN). ETE also owns approximately 2.6 million ETP common units and approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE:SXL). On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.
Sunoco Logistics Partners L.P. (NYSE: SXL) is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, natural gas liquids, and refined products. Sunoco Logistics’ general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. website at www.sunocologistics.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Lyndsay Hannah or Brent Ratliff
214-981-0795 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30, 2016	December 31, 2015
ASSETS

Current assets	$5,329	$4,698

Property, plant and equipment, net	46,987	45,087

Advances to and investments in unconsolidated affiliates	5,018	5,003
Non-current derivative assets	18	—
Other non-current assets, net	518	536
Intangible assets, net	4,032	4,421
Goodwill	4,139	5,428
Total assets	$66,041	$65,173

LIABILITIES AND EQUITY

Current liabilities	$5,359	$4,121

Long-term debt, less current maturities	27,950	28,553
Long-term notes payable – related companies	182	233
Non-current derivative liabilities	367	137
Deferred income taxes	4,471	4,082
Other non-current liabilities	961	968

Commitments and contingencies
Series A Preferred Units	33	33
Redeemable noncontrolling interests	15	15

Equity:
Total partners’ capital	19,728	20,836
Noncontrolling interest	6,975	6,195
Total equity	26,703	27,031
Total liabilities and equity	$66,041	$65,173

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES	$5,289	$11,540	$9,770	$21,866
COSTS AND EXPENSES:
Cost of products sold	3,630	9,354	6,598	17,850
Operating expenses	374	635	722	1,245
Depreciation, depletion and amortization	496	501	966	980
Selling, general and administrative	74	162	155	295
Total costs and expenses	4,574	10,652	8,441	20,370
OPERATING INCOME	715	888	1,329	1,496
OTHER INCOME (EXPENSE):
Interest expense, net	(317)	(336)	(636)	(646)
Equity in earnings of unconsolidated affiliates	119	117	195	174
Losses on extinguishments of debt	—	(33)	—	(33)
Gains (losses) on interest rate derivatives	(81)	127	(151)	50
Other, net	27	17	44	24
INCOME BEFORE INCOME TAX BENEFIT	463	780	781	1,065
Income tax benefit	(9)	(59)	(67)	(42)
NET INCOME	472	839	848	1,107
Less: Net income attributable to noncontrolling interest	102	212	167	206
Less: Net loss attributable to predecessor	—	(27)	—	(34)
NET INCOME ATTRIBUTABLE TO PARTNERS	370	654	681	935
General Partner’s interest in net income	223	260	520	502
Class H Unitholder’s interest in net income	85	64	164	118
Class I Unitholder’s interest in net income	2	32	4	65
Common Unitholders’ interest in net income (loss)	$60	$298	$(7)	$250
NET INCOME (LOSS) PER COMMON UNIT:
Basic	$0.10	$0.67	$(0.05)	$0.63
Diluted	$0.10	$0.67	$(0.05)	$0.63
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING:
Basic	501.6	434.8	495.9	379.6
Diluted	502.7	436.3	496.3	381.1

SUPPLEMENTAL INFORMATION
(Dollars and units in millions, except per unit amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (a):
Net income	$472	$839	$848	$1,107
Interest expense, net of interest capitalized	317	336	636	646
Income tax benefit (b)	(9)	(59)	(67)	(42)
Depreciation, depletion and amortization	496	501	966	980
Non-cash compensation expense	19	23	38	43
Gains (losses) on interest rate derivatives	81	(127)	151	(50)
Unrealized losses on commodity risk management activities	18	42	81	119
Inventory valuation adjustments	(132)	(184)	(106)	(150)
Losses on extinguishments of debt	—	33	—	33
Equity in earnings of unconsolidated affiliates	(119)	(117)	(195)	(174)
Adjusted EBITDA related to unconsolidated affiliates	252	215	471	361
Other, net	(25)	(14)	(41)	(19)
Adjusted EBITDA (consolidated)	1,370	1,488	2,782	2,854
Adjusted EBITDA related to unconsolidated affiliates	(252)	(215)	(471)	(361)
Distributable cash flow from unconsolidated affiliates	116	188	260	289
Interest expense, net of interest capitalized	(317)	(336)	(636)	(646)
Amortization included in interest expense	(5)	(8)	(12)	(21)
Current income tax (expense) benefit	(13)	112	(12)	121
Maintenance capital expenditures	(78)	(100)	(137)	(184)
Other, net	3	3	6	7
Distributable Cash Flow (consolidated)	824	1,132	1,780	2,059
Distributable Cash Flow attributable to Sunoco Logistics (100%)	(173)	(264)	(456)	(422)
Distributions from Sunoco Logistics to ETP	132	98	257	188
Distributable Cash Flow attributable to Sunoco LP (100%) (c)	—	(35)	—	(68)
Distributions from Sunoco LP to ETP (c)	—	12	—	24
Distributable cash flow attributable to noncontrolling interest in other consolidated subsidiaries	(9)	(5)	(16)	(10)
Distributable Cash Flow attributable to the partners of ETP	774	938	1,565	1,771
Transaction-related expenses	—	19	2	30
Distributable Cash Flow attributable to the partners of ETP, as adjusted	$774	$957	$1,567	$1,801

Distributions to the partners of ETP (d):
Limited Partners:
Common Units held by public	$527	$485	$1,053	$950
Common Units held by ETE	2	24	5	48
Class H Units held by ETE (e)	88	62	171	118
General Partner interests held by ETE	8	7	16	15
Incentive Distribution Rights (“IDRs”) held by ETE	335	317	666	617
IDR relinquishments net of Class I Unit distributions (f)	(110)	(28)	(144)	(55)
Total distributions to be paid to the partners of ETP	$850	$867	$1,767	$1,693
Common Units outstanding – end of period (d)	502.3	492.2	502.3	492.2
Distribution coverage ratio (g)	0.91x	1.10x	0.89x	1.06x

(a)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
ETP defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on ETP’s proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
ETP defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among ETP’s subsidiaries, the Distributable Cash Flow generated by ETP’s subsidiaries may not be available to be distributed to the partners of ETP. In order to reflect the cash flows available for distributions to the partners of ETP, ETP has reported Distributable Cash Flow attributable to the partners of ETP, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the partners of ETP includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the partners of ETP is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to the partners of ETP, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.

(b)
For the three and six months ended June 30, 2016, the Partnership’s effective income tax rate decreased from the prior year primarily due to lower earnings among the Partnership’s consolidated corporate subsidiaries. The three and six months ended June 30, 2016 also reflected a benefit of $35 million of net state tax benefit attributable to statutory state rate changes resulting from the contribution by ETP to Sunoco LP of its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business and state law changes.

(c)	Amounts related to Sunoco LP reflect the periods through June 30, 2015, subsequent to which Sunoco LP was deconsolidated and is now reflected as an unconsolidated affiliate.

(d)
Distributions on ETP Common Units and the number of ETP Common Units outstanding at the end of the period, both as reflected above, exclude amounts related to ETP Common Units held by subsidiaries of ETP. For the three and six months ended June 30, 2015, ETP Common Units outstanding at the end of the period includes ETP Common Units issued in connection with the Regency Merger.

(e)	Distributions on the Class H Units for the three and six months ended June 30, 2016 and 2015 were calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
General partner distributions and incentive distributions from Sunoco Logistics	$98	$69	$190	$131
	90.05%	90.05%	90.05%	90.05%
Total Class H Unit distributions	$88	$62	$171	$118

(f)
IDR relinquishments for the three and six months ended June 30, 2016 include the impact of $75 million of incentive distribution reduction with respect to the second quarter 2016 distribution, as agreed to between ETE and ETP in July 2016.

(g)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to the partners of ETP, as adjusted, divided by net distributions expected to be paid to the partners of ETP in respect of such period.

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
Our segment results were presented based on the measure of Segment Adjusted EBITDA. The tables below identify the components of Segment Adjusted EBITDA, which was calculated as follows:

•
Gross margin, operating expenses, and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•
Unrealized gains or losses on commodity risk management activities and inventory valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate gross margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•
Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•
Adjusted EBITDA related to unconsolidated affiliates. These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates. Amounts reflected are calculated consistently with our definition of Adjusted EBITDA.

	Three Months Ended June 30,
	2016	2015
Segment Adjusted EBITDA:
Midstream	$298	$352
Liquids transportation and services	220	154
Interstate transportation and storage	278	285
Intrastate transportation and storage	149	117
Investment in Sunoco Logistics	245	326
Retail marketing	68	140
All other	112	114
	$1,370	$1,488

Midstream

	Three Months Ended June 30,
	2016	2015
Gathered volumes (MMBtu/d)	10,037,648	9,964,237
NGLs produced (Bbls/d)	468,732	399,662
Equity NGLs (Bbls/d)	31,638	30,160
Revenues	$1,330	$1,240
Cost of products sold	870	796
Gross margin	460	444
Unrealized losses on commodity risk management activities	—	71
Operating expenses, excluding non-cash compensation expense	(155)	(147)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(24)
Adjusted EBITDA related to unconsolidated affiliates	6	7
Other	—	1
Segment Adjusted EBITDA	$298	$352
Gathered volumes and NGLs produced increased primarily due to increased gathering and processing capacities in the Permian Basin, Eagle Ford and Cotton Valley regions, partially offset by declines in the Mid-Continent/Panhandle and North Texas regions. In addition, volumes also increased for the six months ended June 30, 2016 due to the King Ranch acquisition in the second quarter of 2015.
Segment Adjusted EBITDA for the midstream segment reflected an increase in gross margin as follows:

	Three Months Ended June 30,
	2016	2015
Gathering and processing fee-based revenues	$396	$384
Non fee-based contracts and processing	64	60
Total gross margin	$460	$444
For the three months ended June 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net effects of the following:

•	a decrease of $5 million in non-fee based margins due to lower natural gas prices and a $5 million decrease in non-fee based margins due to lower crude oil and NGL prices;

•	a decrease in gross margin of $63 million due to lower benefit from settled derivatives used to hedge commodity margins; and

•	an increase in operating expenses of $8 million primarily due to assets that are recently placed in service in the Permian and Eagle Ford regions; offset by

•
increases of $10 million in fee-based revenues and $5 million in non-fee based margins due to increased production and increased capacity from assets placed in service in the Eagle Ford, Permian Basin and Cotton Valley regions, partially offset by volume declines in the North Texas and Mid-Continent/Panhandle regions; and

•	a decrease in general and administrative expenses of $11 million primarily due to a lower allocation of employee-related expenses to the midstream segment.

Liquids Transportation and Services

	Three Months Ended June 30,
	2016	2015
Liquids transportation volumes (Bbls/d)	607,656	455,739
NGL fractionation volumes (Bbls/d)	345,182	246,348
Revenues	$1,110	$828
Cost of products sold	850	629
Gross margin	260	199
Unrealized (gains) losses on commodity risk management activities	6	(5)
Operating expenses, excluding non-cash compensation expense	(41)	(39)
Selling, general and administrative expenses, excluding non-cash compensation expense	(5)	(4)
Adjusted EBITDA related to unconsolidated affiliates	—	3
Segment Adjusted EBITDA	$220	$154
NGL transportation volumes increased in all major producing regions, including the Permian, North Texas, Southeast Texas, Eagle Ford, and Louisiana. Additionally, our crude transportation pipeline in the Eagle Ford region transported approximately 45,000 Bbls/d for the three months ended June 30, 2016 compared to 36,000 Bbls/d for the three months ended June 30, 2015. Our crude pipeline, originating in Nederland and delivering into Lake Charles, also began transporting volumes in April 2016, and transported approximately 57,000 Bbls/d during the three months ended June 30, 2016.
Average daily fractionated volumes increased for the three months ended June 30, 2016 compared to the same period last year due to the ramp-up of our third 100,000 Bbls/d fractionator at Mont Belvieu, Texas, which was commissioned in late December 2015, as well as increased producer volumes as mentioned above.
Segment Adjusted EBITDA for the liquids transportation and services segment reflected an increase in gross margin as follows:

	Three Months Ended June 30,
	2016	2015
Transportation margin	$123	$96
Processing and fractionation margin	93	76
Storage margin	49	39
Other margin	(5)	(12)
Total gross margin	$260	$199
For the three months ended June 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our liquids transportation and services segment increased due to the following:

•
an increase in storage margin of $10 million partially due to an increase in demand for leased storage capacity as a result of favorable market conditions, which increased fee-based storage revenues by $3 million. The remainder of the storage margin increase was primarily due to increases in throughput fees, as shuttle volumes increased for the three months ended June 30, 2016 by 36%;

•
an increase in transportation fees of $27 million due to significantly higher volumes transported out of all of our producing regions and higher average rates. The increase in average rates was primarily due to a higher proportion of the volumes originating from West Texas where transport rates are higher. Higher volumes from the Permian region resulted in an increase in margin of $18 million;

•
an increase of $15 million in processing and fractionation margin (excluding changes in unrealized gains of $2 million) primarily due to the ramp-up of our third 100,000 Bbls/d fractionator at Mont Belvieu, Texas, along with higher producer volumes, primarily from West Texas. Additionally, the three months ended June 30, 2016 also reflect an additional $2 million increase from the commissioning of the Mariner South LPG export project during February 2015. Margin associated with our off-gas fractionator in Geismar, Louisiana decreased by $2 million as NGL and olefin market prices decreased significantly for the comparable period; and

•	an increase of $20 million in other margin (excluding an increase in unrealized losses of $13 million) primarily due to more favorable market conditions; offset by

•	an increase in operating expenses of $2 million primarily due to increased costs associated with our third fractionator at Mont Belvieu; and

•	an increase in general and administrative expenses of $1 million due to lower capitalized overhead as a result of reduced capital spending.
Interstate Transportation and Storage

	Three Months Ended June 30,
	2016	2015
Natural gas transported (MMBtu/d)	5,363,658	5,873,424
Natural gas sold (MMBtu/d)	21,539	14,827
Revenues	$234	$243
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(75)	(71)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(11)	(14)
Adjusted EBITDA related to unconsolidated affiliates	128	127
Other	2	—
Segment Adjusted EBITDA	$278	$285

Distributions from unconsolidated affiliates	$58	$83
Transported volumes decreased 343,629 MMBtu/d on the Trunkline pipeline due to the transfer of one of the pipelines at Trunkline which was repurposed from natural gas service to crude oil service, 96,758 MMBtu/d on the Sea Robin pipeline due to reduced supply as a result of producer system maintenance and overall lower production, and 84,390 MMBtu/d on the Tiger pipeline due to lower contract utilization due to market conditions.
For the three months ended June 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net effects of the following:

•
a decrease of approximately $9 million in revenues due to contract restructuring on the Tiger pipeline, $4 million due to the transfer of one of the Trunkline pipelines which was repurposed from natural gas service to crude oil service, and $3 million due to the expiration of a transportation rate schedule on the Transwestern pipeline. These decreases were partially offset by higher revenues of $7 million from gas parking services; and

•	an increase of $4 million in operating expenses primarily due to higher system gas balancing expenses; partially offset by

•	a decrease of $3 million in selling, general and administrative expenses primarily due to lower employee related expenses and lower allocations; and

•	an increase of $2 million in other items due to income associated with a reimbursable project.
The decrease in cash distributions from unconsolidated affiliates is due to higher Citrus cash taxes.

Intrastate Transportation and Storage

	Three Months Ended June 30,
	2016	2015
Natural gas transported (MMBtu/d)	7,861,264	8,666,363
Revenues	$541	$569
Cost of products sold	353	383
Gross margin	188	186
Unrealized gains on commodity risk management activities	(7)	(34)
Operating expenses, excluding non-cash compensation expense	(41)	(42)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(8)
Adjusted EBITDA related to unconsolidated affiliates	15	15
Segment Adjusted EBITDA	$149	$117

Distributions from unconsolidated affiliates	$13	$14
Transported volumes decreased primarily due to lower production volumes, primarily in the Barnett Shale region, partially offset by increased volumes related to significant new long-term transportation contracts.
Segment Adjusted EBITDA. For the three months ended June 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•	a decrease of $2 million in transportation fees due to lower throughput volumes;

•
an increase of $2 million in natural gas sales (excluding changes in unrealized gains of $3 million) and other primarily due to higher realized gains from the buying and selling of gas along our system, as well as lower fuel losses;

•
a decrease of $2 million from the sale of retained fuel (excluding changes in unrealized losses of $3 million) primarily due to significantly lower market prices. The average spot price at the Houston Ship Channel location decreased 23% for the three months ended June 30, 2016 compared to the same period last year;

•
an increase of $30 million in storage margin (excluding net changes in unrealized amounts of $26 million related to fair value inventory adjustments and unrealized gains and losses on derivatives), as discussed below;

•	a decrease of $1 million in operating expenses due to lower costs for gas used to run compressors on our pipelines as a result of lower market prices; and

•	a decrease of $2 million in general and administrative expenses due to lower legal fees, as well as lower allocated overhead costs due to shared services cost savings.

Investment in Sunoco Logistics

	Three Months Ended June 30,
	2016	2015
Revenues	$2,268	$3,202
Cost of products sold	1,859	2,737
Gross margin	409	465
Unrealized losses on commodity risk management activities	4	8
Operating expenses, excluding non-cash compensation expense	(31)	(37)
Selling, general and administrative expenses, excluding non-cash compensation expense	(24)	(23)
Inventory valuation adjustments	(132)	(100)
Adjusted EBITDA related to unconsolidated affiliates	19	13
Segment Adjusted EBITDA	$245	$326

Distributions from unconsolidated affiliates	$5	$5
Segment Adjusted EBITDA. For the three months ended June 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to Sunoco Logistics decreased due to the following:

•
a decrease of $49 million from Sunoco Logistics’ crude oil operations. The decrease was largely attributable to lower operating results from Sunoco Logistics’ crude oil acquisition and marketing activities, which includes the reversal of approximately $60 million of positive LIFO inventory accounting that was reflected in the first quarter of 2016 related to contango market opportunities. The acquisition and marketing results, which include transportation and storage fees related to Sunoco Logistics’ crude oil pipelines and terminal facilities, were also impacted by lower volumes and significantly lower crude oil differentials. This decrease was partially offset by improved results from Sunoco Logistics’ crude oil pipelines which benefited from the Permian Express 2 pipeline that commenced operations in July 2015. Higher results from Sunoco Logistics’ Nederland terminal and improved contributions from joint venture interests also contributed to the offset; and

•
a decrease of $51 million from Sunoco Logistics’ NGLs operations, primarily due to lower results from Sunoco Logistics’ NGLs acquisition and marketing activities, which includes the absence of approximately $25 million of positive LIFO inventory accounting reflected in the second quarter of 2015. Lower volumes and margins attributable to acquisition and marketing activities also contributed to the decrease. These factors were partially offset by increased volumes and fees from Sunoco Logistics’ Mariner NGLs projects, which includes Sunoco Logistics’ NGLs pipelines and Marcus Hook facility; offset by

•
an increase of $19 million from Sunoco Logistics’ refined products operations, primarily due to improved operating results from Sunoco Logistics’ refined products pipelines, which benefited from higher volumes on Sunoco Logistics’ Allegheny Access pipeline, and higher results from Sunoco Logistics’ refined products terminals. Higher contributions from joint venture interests and Sunoco Logistics’ refined products acquisition and marketing activities also contributed to the increase.

Retail Marketing

	Three Months Ended June 30,
	2016	2015
Revenues	$—	$5,537
Cost of products sold	—	5,003
Gross margin	—	534
Unrealized losses on commodity risk management activities	—	1
Operating expenses, excluding non-cash compensation expense	—	(281)
Selling, general and administrative expenses, excluding non-cash compensation expense	—	(57)
Inventory valuation adjustments	—	(57)
Adjusted EBITDA related to unconsolidated affiliates	68	—
Segment Adjusted EBITDA	$68	$140

Distributions from unconsolidated affiliates	$36	$—
Due to the transfer of the general partnership interest of Sunoco LP from ETP to ETE in 2015 and completion of the dropdown of remaining Retail Marketing interests from ETP to Sunoco LP in March 2016, the Partnership’s retail marketing segment has been deconsolidated, and the segment results now reflect an equity method investment in limited partnership units of Sunoco LP. As of June 30, 2016, the Partnership owns 43.5 million Sunoco LP common units, representing 45.6% of Sunoco LP’s total outstanding common units.
For the three months ended June 30, 2016, distributions from unconsolidated affiliates reflect the distributions to be received from Sunoco LP for the period. No comparable amounts are reflected in the prior period, because Sunoco LP was a consolidated subsidiary at that time.

All Other

	Three Months Ended June 30,
	2016	2015
Revenues	$711	$722
Cost of products sold	625	617
Gross margin	86	105
Unrealized losses on commodity risk management activities	15	1
Operating expenses, excluding non-cash compensation expense	(16)	(23)
Selling, general and administrative expenses, excluding non-cash compensation expense	(19)	(30)
Adjusted EBITDA related to unconsolidated affiliates	17	53
Other	24	24
Eliminations	5	(16)
Segment Adjusted EBITDA	$112	$114

Distributions from unconsolidated affiliates	$3	$22
Amounts reflected in our all other segment primarily include:

•	our natural gas marketing and compression operations;

•	a non-controlling interest in PES, comprising 33% of PES’ outstanding common units; and

•	our investment in Coal Handling, an entity that owns and operates end-user coal handling facilities.
For the three months ended June 30, 2016 compared to the same period last year, Segment Adjusted EBITDA slightly decreased due to lower horsepower from our compression operations and the impact of refining crack spreads on our investment in PES that reduced Adjusted EBITDA related to unconsolidated affiliates, partially offset by elimination timing and increased gains in our natural gas marketing operations.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(Tabular amounts in millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) for the six months ended June 30, 2016:

	Growth	Maintenance	Total
Direct(1):
Midstream	$586	$49	$635
Liquids transportation and services(2)	1,342	9	1,351
Interstate transportation and storage(2)	87	26	113
Intrastate transportation and storage	25	6	31
All other (including eliminations)	54	20	74
Total direct capital expenditures	2,094	110	2,204
Indirect(1):
Investment in Sunoco Logistics	821	27	848
Total capital expenditures	$2,915	$137	$3,052

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiary; all other capital expenditures are reflected as direct capital expenditures.

(2)
Includes capital expenditures related to the Bakken, Rover and Bayou Bridge pipeline projects, which includes $277 million related to Sunoco Logistics’ proportionate ownership in the Bakken and Bayou Bridge pipeline projects.

We currently expect capital expenditures for the full year 2016 to be within the following ranges:

	Growth		Maintenance
	Low	High	Low	High
Direct(1):
Midstream	$1,225	$1,275	$125	$135
Liquids transportation and services:
NGL	975	1,000	20	25
Crude(2)(3)	300	325	—	—
Interstate transportation and storage(2)(3)	210	250	105	115
Intrastate transportation and storage(3)	30	40	20	25
All other (including eliminations)	90	100	40	45
Total direct capital expenditures	$2,830	$2,990	$310	$345

(1)	Direct capital expenditures exclude those funded by our publicly traded subsidiary.

(2)	Includes capital expenditures related to our proportionate ownership of the Bakken, Rover and Bayou Bridge pipeline projects.

(3)	Net of amounts forecasted to be financed at the asset level with non-recourse debt of approximately $1.16 billion.

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended June 30,
	2016	2015
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$28	$29
FEP	12	13
PES	7	47
MEP	11	11
HPC	7	6
AmeriGas	19	(2)
Sunoco LP	23	—
Other	12	13
Total equity in earnings of unconsolidated affiliates	$119	$117

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$87	$85
FEP	18	18
PES	17	54
MEP	23	24
HPC	15	15
Sunoco LP	68	—
Other	24	19
Total Adjusted EBITDA related to unconsolidated affiliates	$252	$215

Distributions received from unconsolidated affiliates:
Citrus	$27	$47
FEP	13	16
AmeriGas	3	3
PES	—	19
MEP	18	20
HPC	13	14
Sunoco LP	36	—
Other	10	9
Total distributions received from unconsolidated affiliates	$120	$128